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                                                                    EXHIBIT 99.2


[LOGO]  CBS CORPORATION
51 WEST 52 STREET  NEW YORK, NEW YORK 10019-6188


                 PATTY STONESIFER ELECTED TO BOARD OF DIRECTORS
                             OF THE CBS CORPORATION

         NEW YORK, July 29, 1999 -- Patty Stonesifer has been elected to the Board of Directors of the CBS Corporation, it was announced by David T. McLaughlin, Chairman of the Board, and Mel Karmazin, President and Chief Executive Officer of the Corporation. She will join the Board on Dec. 1, 1999.

         As President and Chairman of the Gates Learning Foundation, Ms. Stonesifer leads the group's mission to bridge the "digital divide" and make technology and the Internet accessible to everyone. The Foundation, which has $1.3 billion in assets, was founded by Bill and Melinda Gates in 1997.

         "We welcome Patty Stonesifer to the CBS Board," said Mr. McLaughlin. "Her distinguished background in the world of new media will be invaluable to the Corporation as Mel and his team increase our presence in that important area."

         Mr. Karmazin stated: "It is becoming increasingly clear that the future of the established media lies in our understanding of and participation in the developing technologies. As the computer and the Internet take ever more dynamic roles in the home, we will continue to grow our role in the new media that deliver content to our many audiences. In that regard, we look forward to the new dimension Patty's thinking will bring to our Board."

         Prior to being asked by Bill and Melinda Gates to launch the work of the foundation, Ms. Stonesifer held a Senior Vice President position at Microsoft, managing the company's investments in education and consumer software, as well as new online content and service.

         Ms. Stonesifer also serves on the boards of amazon.com, Alaska Air Group, Inc., Kinko's Inc., The Seattle Foundation and the YWCA of King County.

         She is a graduate of the Indiana University and lives in Seattle.

         CBS Corporation, the world's largest pure-play media company, is comprised of the CBS Television Network, with programming operations in Entertainment, News, Sports and Syndication; the CBS Television Stations Division, with 14 CBS owned television stations, seven of which are in the Top 10 markets; CBS Cable, with two country networks, and its regional sports operations; and more than 80% stake in Infinity Broadcasting Corporation, which includes more than 160 radio stations and TDI, the Company's outdoor business.

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                  CBS Corporation                    CBS Corporation
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